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                                                                    EXHIBIT 23.4

November 14, 1999

Olaf Fischer
Germany.Net
Technical Director
callisto germany.net GmbH
Stresemannallee 30
60596 Frankfurt am Main
Germany


          Re: CacheFlow Inc. Initial Public Offering

Ladies and Gentlemen:

          In connection with the proposed initial public offering of the common stock of CacheFlow Inc. (the "Company"), the Company has filed a registration statement (the "Registration Statement") on Form S-1 with the Securities and Exchange Commission. The Company has included a description of your use of the Company's products and the improvements you realized as a result of the Company's products, which description (the "Description") is attached hereto as Exhibit A. You hereby acknowledge and consent to the use of the reference to "International Access Customer Case Study" and the inclusion of the Description in the Registration Statement and you agree with the Description, including, but not limited to, the discussion of the improvements you realized from the Company's products.

          If you consent to the above described disclosure and inclusion, please return an executed copy of this letter to me via facsimile at (408) 220-2250 at your earliest convenience.

                                                 Sincerely,


                                                 CACHEFLOW INC.

                                                 /s/ Bill Warner

                                                 By:  Bill Warner
                                                      V.P. Business Development


AGREED AND APPROVED:


________________________

By:
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                                  Exhibit `A'

              Description in CacheFlow S-1 Registration Statement

International Access

As the Internet has evolved as a network for shared data, content has become accessible to end users throughout the world. In many cases, this content does not originate from web sites located near the user requesting the information, resulting in slower response times to end users and significant network transmission costs to ISPs. Because most Internet content originates in the United States, these issues are particularly acute for international users.

Customer Case Study: germany.net.

germany.net, a large ISP in Germany, needed a way to meet growing customer demand for faster access to the Internet. germany.net found that much of the content its customers were accessing was hosted on web servers located outside of Germany, resulting in increasingly slow response times and high network transmission costs. At the same time, germany.net wanted to minimize its operating costs. germany.net had been running cache software on Unix servers, which required daily maintenance. To improve quality of service for existing customers and provide the infrastructure to scale with new customer additions, while preserving valuable network capacity, germany.net deployed our Internet caching appliances. They reported an immediate improvement in performance, including web sites where content was being requested for the first time. Because our products request all objects on a particular web site simultaneously, the host web server does not need to be re-contacted each time a separate object is requested, enabling germany.net to deliver noticeably reduced response times for its customers.